As filed with the Securities and Exchange Commission on February 11, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

COPANO ENERGY, L.L.C.
(Exact name of Registrant as specified in its charter)

Delaware	50-0411678
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2727 Allen Parkway, Suite 1200 Houston, Texas 77019
(Address of principal executive offices, including zip code)

Copano Energy, L.L.C. Long-Term Incentive Plan

(Full title of the plan)

Douglas L. Lawing

Vice President and General Counsel

2727 Allen Parkway, Suite 1200

Houston, Texas  77019

(Name and address of agent for service)

(713) 621-9547

(Telephone number, including area code, of agent for service)

Copy to:

David P. Oelman

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin

Houston, Texas 77002-6760

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Units of Copano Energy, L.L.C.	800,000	$26.94	$21,552,000	$2,731.00

(1)           Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional Common Units that become issuable under the plan by reason of any unit dividend, unit split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding Common Units.

(2)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices reported on The Nasdaq National Market on February 8, 2005 ($26.94 per unit).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

•                  Our prospectus dated November 9, 2004 and filed on November 9, 2004 pursuant to Rule 424(b)(4) of the Securities Act (File No. 333-117825), which contains audited financial statements for the our latest fiscal year for which such statements have been filed;

•                  Our quarterly report on Form 10-Q for the quarterly period ended September 30, 2004;

•                  Our current reports on Form 8-K filed on November 16, 2004, November 19, 2004, December 9, 2004, December 15, 2004, December 17, 2004 and January 19, 2005; and

•                  The description of our Common Units contained in our Registration Statement on Form 8-A filed on November 1, 2004.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) (other than information furnished under Item 9 or Item 12 of any Form 8-K that is listed above or under Item 2.02 or Item 7.01 of any Form 8-K filed after August 23, 2004 or that is filed in the future and is not deemed filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Pursuant to Section 7.7 of our limited liability company agreement, we will generally indemnify officers and members of our board of directors to the fullest extent permitted by the law against all losses, claims, damages or similar events.  Section 7.7 of our limited liability company agreement is incorporated herein by this reference.  Reference is also made to Section 7 of the Underwriting Agreement filed as an exhibit to our registration statement on Form S-1 (Registration No. 333-117825) in which we agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities.  Subject to any terms, conditions or restrictions

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set forth in our limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever.

To the extent that the indemnification provisions of our limited liability company agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Commission, such indemnification is contrary to public policy and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

No.	Description

4.1

Form of Copano Energy, L.L.C. Long-Term Incentive Plan (previously filed as Exhibit 10.5 to Amendment No. 3 to the Registration Statement on Form S-1/A (File No. 333-117825) on October 26, 2004 and incorporated herein by reference).

4.2

Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C. (previously filed as Exhibit 3.3 to Post-Effective Amendment No. 1 to Registration Statement on Form S-1/A filed December 15, 2004).

4.3	Form of Restricted Unit Grant under the Copano Energy, L.L.C. Long-Term Incentive Plan (incorporated by reference to Current Report on Form 8-K filed December 15, 2004).

4.4*	Form of Restricted Unit Grant (Employees) under the Copano Energy, L.L.C. Long-Term Incentive Plan.

4.5*	Form of Unit Option Grant under the Copano Energy, L.L.C. Long-Term Incentive Plan.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

*filed herewith

Item 9.   Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 11th day of February, 2005.

COPANO ENERGY, L.L.C.

By:	/s/ John R. Eckel, Jr.
John R. Eckel, Jr.
Chairman of the Board and
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Eckel, Jr. and Douglas L. Lawing and each of them severally as his or her true and lawful attorneys-in-fact, with power to act, with or without the other, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of February, 2005.

Signature	Title	Date

/s/ John R. Eckel, Jr.	Chairman of the Board and Chief Executive	February 11, 2005
John R. Eckel, Jr.	Officer (Principal Executive Officer)

/s/ Matthew J. Assiff	Senior Vice President and Chief Financial	February 11, 2005
Matthew J. Assiff	Officer (Principal Financial Officer)

/s/ Lari Paradee	Vice President and Controller (Principal	February 11, 2005
Lari Paradee	Accounting Officer)

/s/ Robert L. Cabes, Jr.	Director	February 11, 2005
Robert L. Cabes, Jr.

/s/ James G. Crump	Director	February 11, 2005
James G. Crump

/s/ Ernie L. Danner	Director	February 11, 2005
Ernie L. Danner

/s/ Scott A. Griffiths	Director	February 11, 2005
Scott A. Griffiths

/s/ Michael L. Johnson	Director	February 11, 2005
Michael L. Johnson

/s/ T. William Porter III	Director	February 11, 2005
T. William Porter III

/s/ William L. Thacker	Director	February 11, 2005
William L. Thacker

INDEX TO EXHIBITS

No.	Description

4.1

Form of Copano Energy, L.L.C. Long-Term Incentive Plan (previously filed as Exhibit 10.5 to Amendment No. 3 to the Registration Statement on Form S-1/A (File No. 333-117825) on October 26, 2004 and incorporated herein by reference).

4.2

Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C. (previously filed as Exhibit 3.3 to Post-Effective Amendment No. 1 to Registration Statement on Form S-1/A filed December 15, 2004).

4.3	Form of Restricted Unit Grant under the Copano Energy, L.L.C. Long-Term Incentive Plan (incorporated by reference to Current Report on Form 8-K filed December 15, 2004).

4.4*	Form of Restricted Unit Grant (Employees) under the Copano Energy, L.L.C. Long-Term Incentive Plan.

4.5*	Form of Unit Option Grant under the Copano Energy, L.L.C. Long-Term Incentive Plan.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

*filed herewith